Exhibit 99.1

Histogenics Corporation Announces Appointment of New Chief Financial Officer

Experienced Financial and Investment Banking Executive Jonathan Lieber to Join Executive Team

WALTHAM, Mass., June 22, 2015 /PRNewswire/ – Histogenics Corporation (Histogenics) (Nasdaq: HSGX), a regenerative medicine company focused on developing and commercializing products in the musculoskeletal space, announced the appointment of Jonathan Lieber as its Chief Financial Officer, effective July 2, 2015. Mr. Lieber has more than 20 years of executive management experience at emerging growth life sciences companies and in investment banking. He brings a track record of success, leading both development-stage and commercial companies throughout his career, and will oversee all financial, business development, investor relations and administrative functions at Histogenics.

“Jonathan is an optimal cultural fit for Histogenics, and we’re delighted that he’ll be joining our executive management team at this exciting time in our development,” stated Adam Gridley, President and Chief Executive Officer of Histogenics. “His public company expertise with investors, transactional and operating acumen, and experience growing and financing biotechnology organizations will be extremely valuable as we seek to advance our lead program NeoCart® through the ongoing Phase 3 clinical trial and to prepare for potential commercialization. Jon will work closely with our executive team and board of directors to execute against our near-term operational goals, and as a proven strategist, he’ll lead our longer term strategic initiatives targeted at building out our pipeline and creating shareholder value.”

“Histogenics’ innovative, regenerative medicine platform has the potential to make a significant positive impact in treating patients with musculoskeletal-related conditions,” said Mr. Lieber. “I am pleased to be joining the Company at such an exciting time and I look forward to working with the leadership team to grow the business with a goal of bringing innovative products, such as NeoCart®, to market.”

Prior to Histogenics, Mr. Lieber most recently served as the CFO of Metamark Genetics, Inc., a privately held, urology-focused, molecular diagnostics company, as the CFO and Treasurer of Repligen Corporation, a publicly held manufacturer and supplier of high-value consumables to the life sciences industry, and the CFO of Xcellerex Inc. (acquired by GE Healthcare), a company engaged in the manufacture and sale of capital equipment and related consumables to the life sciences industry. Previously, Mr. Lieber served as the CFO of Altus Pharmaceuticals where he led all public and private capital raising activities at the company, including its $110 million initial public offering and a subsequent $90 million follow-on offering. Prior to joining Altus, Mr. Lieber was an investment banker for 10 years where he originated and executed on numerous corporate financings and merger and acquisition transactions at SG Cowen and Salomon Brothers Inc. He received a B.S. in business administration and finance from Boston University and an M.B.A. in finance from New York University Stern School of Business.

About Histogenics Corporation

Histogenics is a regenerative medicine company focused on developing and commercializing products in the musculoskeletal segment of the marketplace. Histogenics’ regenerative medicine platform combines expertise in cell processing, scaffolding, tissue engineering, bioadhesives and growth factors to provide solutions that can be utilized individually or in concert to treat musculoskeletal-related conditions. Histogenics’ first investigational product candidate, NeoCart®, leverages its platform to provide an innovative treatment in the orthopedic space, specifically cartilage damage in the knee.

Exhibit 99.1

Forward-Looking Statements

Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “anticipate,” “believe,” “can,” “could,” “expect,” “estimate,” “design,” “goal,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “target,” “likely,” “should,” “will,” and “would,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties.

Important factors that could cause actual results to differ materially from those reflected in the Company’s forward-looking statements include, among others: the timing and success of Histogenics’ NeoCart® Phase 3 clinical trial, including, without limitation, possible delays in enrolling the NeoCart® Phase 3 clinical trial; the ability to obtain and maintain regulatory approval of NeoCart® or any product candidates, and the labeling for any approved products; the scope, progress, expansion, and costs of developing and commercializing Histogenics’ product candidates; the ability to obtain and maintain regulatory approval regarding the comparability of critical NeoCart® raw materials following our technology transfer and manufacturing location transition; the size and growth of the potential markets for Histogenics’ product candidates and the ability to serve those markets; Histogenics’ expectations regarding its expenses and revenue; the sufficiency of Histogenics’ cash resources and needs for additional financing; Histogenics’ ability to attract or retain key personnel; the technologies on which Histogenics’ channel partnering agreement with Intrexon Corporation is based are currently in preclinical and clinical stages of development; Histogenics will incur additional expenses in connection with its exclusive channel collaboration agreement with Intrexon Corporation and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Histogenics’ Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 27, 2015 and Quarterly Report on Form 10-Q for the three months ended March 31, 2015 filed with the SEC on May 14, 2015 and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Histogenics’ annual report on Form 10-K and quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Histogenics’ results.

There can be no assurance that the actual results or developments anticipated by Histogenics will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Histogenics. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Histogenics or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Histogenics cautions investors not to rely too heavily on the forward-looking statements Histogenics makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Histogenics undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations

Tel: +1 (781) 547-7991

InvestorRelations@histogenics.com